Exhibit 3.9

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS.

THE COMPANY’S SECURITIES PURCHASE AGREEMENT WITH THE HOLDER SETS FORTH CERTAIN RESTRICTIONS ON THE HOLDER’S ABILITY TO TRANSFER THE NOTE REPRESENTED HEREBY AND ANY WARRANTS ISSUED UPON CONVERSION HEREOF. A COPY OF SUCH SECURITIES PURCHASE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE COMPANY’S OFFICE.

CONVERTIBLE PROMISSORY NOTE

No. CN-__ $_____________	________________, 2020

FOR VALUE RECEIVED, SCOPUS BIOPHARMA INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of _____________________________ (the “Noteholder”), the initial principal sum of $_____________ (as may be reduced pursuant to the terms hereof pursuant to prepayment or conversion, the “Principal Amount”), together with accrued unpaid interest thereon from the date of this convertible promissory note (the “Note”), in immediately available funds, on the Maturity Date (defined below), unless earlier repaid or converted, in whole or in part, into Conversion Warrants (defined below) pursuant to one or more Optional Conversions (defined below) at the rate of one Warrant for each $0.50 of Principal Amount and accrued unpaid interest so converted as provided herein. Interest shall accrue at a rate of ten percent (10%) per annum based on a 365-day year. Prepayments shall be applied first to accrued unpaid interest and then to the principal amount hereof. This Note is one of a series of similar notes (together with this Note, the “Notes”) issued pursuant to securities purchase agreements in substantially similar form. The securities purchase agreement between the Company and the Noteholder pursuant to which this Note is issued is hereinafter referred to as the “Securities Purchase Agreement”, and such Securities Purchase Agreement, together all such other similar securities purchase agreements, are hereinafter referred to as the “Securities Purchase Agreements”.

1.                   Capitalized terms not otherwise defined in this Note will have the meanings set forth in this Section 1.

(a)                “B Unit” means one (1) share of Common Stock and one (1) Z Warrant.

(b)                “Change of Control” means the occurrence of any of the following: (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company; or (ii) the consolidation, merger or other business combination of the Company with or into any other entity after giving effect to which the pre-transaction stockholders of the Company own less than a majority of the voting control of the surviving company; provided, however, that a Change of Control will not include (i) any consolidation or merger effected to change the domicile of the Company or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash or marketable securities is received by the Company or any successor, or indebtedness of the Company is cancelled or converted, or a combination thereof.

(c)                “Common Stock” means the Company’s common stock, par value $0.001 per share.

(d)                “Conversion Price” means, upon a conversion of this Note, the conversion, in whole or in part, of each $0.50 of the Principal Amount plus accrued unpaid interest under the Note into one or more Warrants.

(e)                “Conversion Warrants” means the Warrants to be issued to Noteholder upon a conversion of this Note (or any securities issued in substitution or replacement hereof).

(f)                 “Event of Default” means the occurrence of any of the following: (i) the filing of a voluntary petition by the Company or the filing of an involuntary petition against the Company that is not dismissed within sixty (60) days, in either case under any provision of the United States Bankruptcy Code; (ii) the application by the Company for the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties; (iii) general assignment by the Company for the benefit of creditors; or (iv) if any payment hereunder is not made within twenty (20) days of when such payment is due hereunder.

(g)                “Initial Closing” means the first closing of the sale and purchase of the Purchased Securities sold to one or more investors pursuant to one or more Securities Purchase Agreements.

(h)                “Maturity Date” means the earlier (i) of July 31, 2021 and (ii) the date on which a Change in Control is consummated.

(i)                 “Purchased Securities” means this Note and the Warrants issued in connection therewith pursuant to the Securities Purchase Agreement.

(j)                 “Qualified Listing” means the shares of Common Stock are listed on any U.S. national securities exchange or a recognized non-U.S. securities exchange, or listed or quoted on the OTC Markets OTCQX or OTCQB.

(k)                “Warrants” means X Warrants or, upon issuance by the Company, W Warrants into which each X Warrant is automatically converted in accordance with Section 2(f) of the form of X Warrant attached hereto as Exhibit A, that are (i) issuable pursuant to the conversion of this Note and (ii) exercisable at the price of $4.00 per Warrant for one (1) B Unit commencing October 1, 2021 and expiring on September 30, 2026.

(l)                 “Z Warrant” means a warrant to purchase one (1) share of Common Stock at an exercise price of $5.00 per Z Warrant on the terms set forth in connection with the issuance of the Z Warrants.

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2.                   Prepayment. Notwithstanding any other provisions of this Note, the Company may prepay this Note, in whole or in part, by payments in immediately available funds, at any time and from time to time, without premium or penalty of any kind. Notice of prepayment shall be given by the Company in writing, not less than ten (10) days prior to the date fixed for prepayment. The Company shall deliver the notice to the Noteholder by email, facsimile or mail. The notice shall specify the date fixed for prepayment and the amount to be prepaid. The prepayment shall be applied first to accrued unpaid interest and the balance, if any, to principal. If this Note is called for prepayment, the Noteholder shall have the right to convert the outstanding balance of principal and accrued unpaid interest of this Note as if the Note had not been called for prepayment, at any time up to and including, but not after, the date fixed for its prepayment, or if such date be a Saturday, Sunday or legal holiday, on the next succeeding business day, but not thereafter. If the Company defaults in the payment of any prepayment amount as to which it has given notice, the Noteholder may revoke any conversion election it made based on that notice. The Conversion Price shall be applied for these conversions.

3.                   Default. Upon the occurrence of any Event of Default, the entire outstanding Principal Amount plus any accrued unpaid interest under the Note will be due and payable, in immediately available funds.

4.                  Optional Conversion. Subject to Section 2 hereof, the Noteholder has the right to convert this Note, in whole or in part, into Conversion Warrants at any time upon five (5) days’ written notice to the Company. The number of Conversion Warrants the Company shall issue upon such conversion shall be equal to the quotient (rounded up to the nearest whole Warrant) obtained by dividing (x) the sum of the Principal Amount and the amount of accrued unpaid interest of this Note to be converted (the “Conversion Amount”), on a date designated by the Company that is no more than five (5) days prior to the date of conversion, by (y) $0.50. If the Noteholder partially converts the Note, then the Company shall issue to the Noteholder concurrently with the Company’s issuance of the Conversion Warrants a new note in the principal amount of the difference between the (i) sum of the Principal Amount and the amount of accrued unpaid interest prior to conversion and (ii) Conversion Amount.

5.                  Issuance of Conversion Warrants. As promptly as practicable after the conversion of this Note pursuant to Section 4 hereof, the Noteholder shall (a) surrender this Note to the Company and (b) execute and deliver any and all documents required by the Company, in order to consummate the transactions contemplated hereby, at the office of the Company. The Company shall, as soon as practicable thereafter, issue and deliver at such office to the Noteholder (i) a certificate or certificates for the number and type of securities of the Company to which such Noteholder shall be entitled as aforesaid, or other evidence in a form satisfactory to the Company of the ownership by the Noteholder of such securities. Such conversion shall be deemed to have been made immediately prior to the close of business on the effective date of conversion of this Note and the Noteholder shall be treated for all purposes as the record holder of such Warrants issuable upon conversion of this Note.

6.                   Lock-up Restriction. This Note, the Conversion Warrants and the securities issuable upon exercise thereof are subject to restrictions on transfer, including a lock-up agreement, in accordance with the terms of the Securities Purchase Agreement pursuant to which this Note was sold.

7.                   No Collateral. This Note is a general unsecured obligation of the Company.

8.                   Entire Agreement; Amendments and Waivers. This Note, the Securities Purchase Agreement and any and all exhibits or schedules thereto, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. Any term of the Notes, including this Note, may be amended and the observance of any term of such Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of both the Company and the holders of at least a majority of the then outstanding principal amount under the Notes.

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9.                   Waivers. The Company (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary for the Noteholder to first institute suit in order to enforce payment of this Note, and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against the Company is expressly hereby waived.

10.               Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile transmission if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 10):

•	If to the Company: 420 Lexington Avenue, Suite 300, New York, New York 10170 Attn: Joshua R. Lamstein, Co-Chairman.

•	If to the Noteholder, to the address set forth in the Execution Section of the Securities Purchase Agreement or such other address as may hereafter be designated as provided herein.

11.               Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Noteholder. The Noteholder agrees and acknowledges that it is restricted from transferring or assigning this Note or any portion thereof without the prior written consent of the Company. The Noteholder and any subsequent permitted holder of this Note who receives this Note is subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and the Noteholder.

12.               Persons not Liable. In no event shall any member, manager, officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

13.               Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (“Costs”). The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

14.               Governing Law; Venue. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York, without regard to its conflicts of laws principles. In connection with any legal suit, action or proceeding arising hereunder, the parties consent to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York.

15.               Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date first written above.

SCOPUS BIOPHARMA INC.

By:
Name:
Title:

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EXHIBIT A

FORM OF X WARRANT

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